UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 27, 2026

KOIL ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1310 Rankin Road, Houston, TX 77073

(Address of principal executive offices) (Zip Code)

(281) 517-5000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 1.01	Entry into a Material Definitive Agreement.

Private Placement

On October 27, 2026, Koil Energy Solutions, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and other accredited investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell in a private placement (i) an aggregate of 1,330,372 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at a purchase price of $2.50 per share, and (ii) pre-funded warrants to purchase up to 919,628 shares of common stock (the “Pre-Funded Warrants”), at a purchase price of $2.499 per Pre-Funded Warrant. Each Pre-Funded Warrant has an exercise price of $0.001 per share. The foregoing transaction is referred to herein as the “Private Placement.” On October 29, 2026, the Company consummated the Private Placement.

Under the Purchase Agreement, the Purchasers are entitled to certain resale registration rights with respect to shares of the Company’s common stock issued. The Company is required to prepare and file a resale registration statement with the Securities and Exchange Commission (the “SEC”) within 30 days following the closing of the Private Placement. The Company must use its commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 30 days following the closing of the Private Placement (or within 60 days following the closing of the Private Placement if the SEC reviews the registration statement).

Subject to certain exceptions, the Company agreed that, from the date of the Purchase Agreement until 90 days after the Effective Date (as defined in the Purchase Agreement), neither the Company nor any subsidiary would issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or file any registration statement or any amendment or supplement thereto. The Company also agreed that, from the date of the Purchase Agreement until 180 days following the Effective Date, it would not effect or enter into an agreement to effect any issuance by the Company or any subsidiary of common stock or common stock equivalents involving a Variable Rate Transaction (as defined in the Purchase Agreement).

The Shares were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. Accordingly, the Shares may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements and in accordance with applicable state securities laws. The Shares were offered and sold only to “accredited investors” as that term is defined in Rule 501(a) under the Securities Act.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Proceeds and Placement Agent Compensation

The aggregate gross proceeds to the Company from the Private Placement were approximately $5.6 million, before deducting placement agent fees and other offering expenses. Lucid Capital Markets, LLC (the “Placement Agent”) acted as the sole placement agent for the Private Placement.

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Pursuant to an engagement letter (the “Engagement Letter”) between the Company and the Placement Agent, dated October 19, 2026, the Company paid the Placement Agent a cash fee equal to 6.0% of the aggregate gross proceeds raised in the Private Placement. The Company also reimbursed the Placement Agent an aggregate of $50,000 for its non-accountable expenses. The Engagement Letter has indemnity and other customary provisions.

ITEM 3.02	Unregistered Sales of Equity Securities.

The information regarding the Private Placement included in Item 1.01 above is incorporated by reference into this Item 3.02.

ITEM 8.01	Other Events.

On October 28, 2026, the Company issued a press release announcing the Private Placement. A copy of the Company’s press release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	Exhibits.

(d) Exhibits:

10.1	Form of Securities Purchase Agreement dated October 27, 2026, by and among the Company and the Purchasers
99.1	Press Release, dated October 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2026

KOIL ENERGY SOLUTIONS, INC.

By:	/s/ Erik Wiik
Erik Wiik
President and Chief Executive Officer
(Principal Executive Officer)

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